UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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DNP Select Income Fund Inc.

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19-Dec-13

CFS Only Proxy Call Flow – Voting Campaigns Hello, I am trying to reach < SH Full Name >. Is he/she available? If yes, confirm SH identity My name is < First Name, Last name > and I am calling on a recorded line regarding your investment in < DNP Select Income Fund>. Use Alternate Scripting (trust, custodian) if appropriate Materials were sent to you regarding the upcoming shareholder meeting and at this time we have not received your vote. The Board is recommending a vote < Affirmative>. Would you like to vote along with the recommendations of the Board? Who’s Calling? (prior to confirming SH) My name is < First name, Last name > and I’m calling on a recorded line regarding the upcoming < DNP Select Income Fund > shareholder meeting. Is < SH Full Name > available? If yes If no If Shareholder Declines to Vote Is there a better time to reach them? If yes / If vote direction is given If Not voting with Board If Households for same SH: I see you have additional investments with the < DNP Select Income Fund >. Would you like to vote the same way on those investments? < Use Appropriate Rebuttal followed by> Would you like to vote along with the recommendations of the Board? Vote direction is given SH Declines to Vote after rebuttals Thank you. I am recording a < For / Against / Abstain > vote on your < DNP Select Income Fund > investment(s) and will send a printed confirmation <for each> to < Registration Street address >. For confirmation purposes, may I have your city, state and zip code? For BEN Shareholders Only: Thank you. When you receive the confirmation, please feel free to call us at 1-866-962-7225 if you have any concerns about your telephone vote. Thank you for your time and your vote. Have a great < day / evening >.< If appropriate > We can be reached at < 1-XXX-XXX-XXXX> and are available weekdays between 9am and 11 Eastern Time and between < noon > and < 6pm > Eastern Time on Saturday. Thank you for your time. Have a great < day / evening >. If Households for additional SHs: Thank you. I see that < Other SH Name > also holds an investment. May I speak to them? If yes If no

Duff & Phelps (30378)	Inbound #:1-877-225-6862

DNP Select Income Fund Inc.

Meeting Date:	Monday, March 11th , 2019 @ 1:00 PM (Eastern Time)

Meeting Place:	Artis-Naples, Kohan Administration Building
5833 Pelican Bay Boulevard, 3rd Floor Boardroom
Naples, Florida 34108

Record Date:	January 14th , 2019

Mail Date:	On or about January 22nd , 2019

LED Display: “Duff & Phelps” / Proxy01 Database Name: “29 Duff & Phelps 3.11.19”

Link to Proxy Statement: https://www.proxy-direct.com/dnp-30378

Please Note: Our name is printed in the Proxy Statement; however, our number is not.

Briefly

At this Annual Meeting you are being asked:

1A) To elect directors.

2) To amend DNP’s charter to increase the number of authorized shares of common stock;

3) To amend DNP’s charter to permit the Board to increase or decrease the number of authorized shares of common stock without action by the shareholders;

4) To amend DNP’s fundamental investment restrictions.

The Board of Directors recommends a “FOR” vote on all proposals.

Would you like to vote along with the recommendations of the Board?

PROPOSAL 1A: Election of Directors

Q1.    What am I being asked to vote on?

You are being asked to vote on the election of two directors for a term ending in 2022 to serve until the annual meeting of shareholders in that year and until their respective successors are elected and qualified.

Q2.    Who are the Director nominees?

Philip R. McLoughlin (age 72) – Director since 2009, was selected to serve on the Board because of his understanding of asset management and mutual fund operations and strategy gained from his experience as chief executive officer of an asset management company and chief investment officer of an insurance company.

Nathan I. Partain, CFA (age 62) – Director since 2007, was selected to serve on the Board because of his significant knowledge of the Funds’ operations as Chief Executive Officer of the Funds and President of the Adviser, and because of his experience serving as a director of another public utility company and chairman of its board and audit committee.

The Board recommends a vote “FOR” all nominees

PROPOSAL 2: Increase Authorized Shares

Q1.    What am I being asked to vote on?

You are being asked to approve an amendment to DNP’s charter to increase the number of DNP’s authorized shares of common stock from 300,000,000 shares to 350,000,000 shares.

Q2.    What are the benefits of the proposed amendment?

The proposed amendment to DNP’s charter authorizing an additional 50,000,000 shares of common stock will provide DNP with sufficient shares of authorized common stock to continue issuing new shares in connection with DNP’s distribution reinvestment and cash purchase plan and its ongoing ATM offering program. It will also give DNP the flexibility to make future issuances of stock in furtherance of its investment objectives without the necessity of delaying such activities for further shareholder approval.

Q3.    Why is this being proposed?

As of January 22nd, DNP has 5,481,359 remaining authorized shares of common stock under the charter, and currently expects to exhaust those remaining shares within approximately seven months. If those shares are exhausted before the charter is amended to increase the number of authorized shares of common stock, DNP will be unable to continue issuing new shares pursuant to the Reinvestment Plan, the ATM offering program or otherwise.

The Board recommends a vote “FOR” this Proposal.

PROPOSAL 3: Increase or Decrease Shares without Shareholders

Q1.    What am I being asked to vote on?

You are being asked to approve an amendment to DNP’s charter to permit the Board of Directors, without any action by the shareholders of DNP, to amend the charter form time to time to increase or decrease the aggregate number of authorized shares of stock of any class or series.

Q2.    What are the benefits of the proposed amendment?

The Board believes that it is in the best interests of DNP and its shareholders to grant the Board the flexibility to increase or decrease DNP’s authorized shares of capital stock without incurring the additional costs associated with soliciting a shareholder vote at an annual or special meeting. Furthermore, the Board believes that, in the future, occasions may arise where the time required to obtain shareholder approval might adversely delay DNP’s ability to enter into a desirable transaction.

Q3.    What happens if the amendment is approved?

If the proposed amendment is approved by the DNP shareholders, DNP would no longer need to seek further shareholder approvals prior to the issuance of any additional shares of common stock or preferred stock, except to the extent that shareholder approvals may be required in particular cases by DNP’s charter documents, applicable laws or the rules of any stock exchange on which DNP’s securities are listed. The rights and privileges of holders of DNP’s common stock would not be changed in any other way by the proposed amendment, and any additional shares of common stock that are authorized in the future would have the same rights and privileges as the shares of common stock currently outstanding.

The Board recommends a vote “FOR” this Proposal.

PROPOSAL 4: Amend Fundamental Investment Restrictions

Q1.    What am I being asked to vote on?

You are being asked to approve an amendment to one of DNP’s fundamental investment restrictions. DNP is proposing to make a technical, non-substantive, amendment to change two words in its fundamental investment restriction regarding industry concentration. The amendment will clarify the existing restriction and is not intended to effectuate any substantive change.

Q2.    What are the changes to the fundamental investment restrictions?

Current Fundamental Investment Restriction on Industry Concentration	Proposed Amended Fundamental Investment Restriction on Industry Concentration

The Fund may not invest more than 25% of its total assets (valued at the time of investment) in securities of companies engaged principally in any one industry other than the utilities industry, which includes companies engaged in the production, transmission or distribution of electric energy or gas or in telephone services, except that this restriction does not apply to securities issued or guaranteed by the United States Government or its agencies or instrumentalities.

The Fund shall not invest more than 25% of its total assets (valued at the time of investment) in securities of companies engaged principally in any one industry other than the utilities industry, which includes companies engaged in the production, transmission or distribution of electric energy or gas or in telecommunications services, except that this restriction does not apply to securities issued or guaranteed by the United States Government or its agencies or instrumentalities.

Q3.    What are the benefits of the proposed amendment?

The change from “may not” to “shall not” is intended to clarify that DNP is prohibited from investing more than 25% of its total assets in securities of companies engaged principally in any one industry other than the utilities industry. That is how DNP’s Board and management have consistently interpreted the wording of this restriction, but the proposed change in wording from “may not” to “shall not” will preclude any possible misinterpretation that DNP has any optionality in that regard.

The change from “telephone services” to “telecommunications services” is intended to update the language to reflect the evolution of the telecommunications sector since DNP’s initial public offering in 1987.

The Board recommends a vote “FOR” this Proposal.

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